Exhibit 10.19

April 11, 2017
Mr. Mark Schreiber
[Address]
[Address]
Dear Mark:
On behalf of Utz Quality Foods, LLC I am pleased to offer you the position of Chief Customer Officer, reporting to Tom Flocco, President and COO (upon his appointment on 4/24/17). Please note that this offer is contingent on your passing our drug screen and background check. Under a separate cover, Human Resources will send you a release for a background check. Please complete this form and return it in the self-addressed envelope that is provided. The release form does not need to be notarized.
This position, Chief Customer Officer, is an exempt, full-time position based in Hanover, PA at our Corporate Offices. As discussed, your start date will be no later than May 8, 2017.
Salary, Bonus, & Long-Term Incentive Plan
Should you choose to accept this offer your starting salary will be $7,211.54 per week, or $375,000 annually. In this position, you will be eligible for an annual bonus opportunity, which is based on company performance according to the below schedule:
•If the Company achieves Adj. EBITDA of $85.0 million, annual bonus will be 50% of base salary;
•If the Company achieves Adj. EBITDA of $100.0 million, annual bonus will be 75% of base salary; and
•If the Company achieves Adj. EBITDA of $115.0 million, annual bonus will be 125% of base salary.
A full description of the annual bonus plan and definitions will be forthcoming as the Company finalizes both annual and long-term incentive plans. Your bonus payout for 2017 will assume you started work on January 1, 2017 and will in no circumstances be less than $200,000.
Additionally, you will be eligible for the Long-Term Equity Incentive plan (full details of this plan will be forthcoming upon its finalization and Board approval). The plan will provide you with 7.5% of the 500-basis point pool allocated to management, or 37.5 basis points.
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Signing Bonus & Relocation
As part of your offer, you will receive:
(a)A signing bonus of $250,000 payable the week of May 8, 2017 and
(b)Reimbursement of reasonable relocation expenses up to $130,000, which will include selling your house, moving personal items, and costs/expenses incidental thereto. Reimbursement will be provided promptly upon submitting receipts documenting expenditures. To receive reimbursement of relocation expenses, you must relocate within 9 months of your start date.
i.In addition, if a loss on the sale of your home occurs, Utz will reimburse you up to $50,000 to cover such loss.
Should you leave the company of your own volition within the first two years, the signing bonus, reimbursement of relocation expenses and reimbursement of loss on the sale of your home (if any) will be repaid to the company according the following schedule:
•Within one year of your start date, the full amount of each will be repaid.
•Between year one and year two beginning from your start date, the amount will be prorated, declining on a monthly basis commensurate with your months of employment.
Until you find permanent housing near Hanover, PA, the Company will pay for the cost of housing at your choice of local hotel (e.g., Hampton Inn, Holiday Inn Express).
Termination/Severance
If you are terminated without cause within the first three years of employment, you will receive severance in the amount of lx current base salary, paid weekly for 1 year or in a lump sum, at the Company’s discretion. Note that there is no severance upon a change of control of the Company.
Other Amenities
As Chief Customer Officer, we will also furnish you with the following amenities, consistent with current policy:
•Company Provided Vehicle:
•Inclusive of insurance coverage, fuel expenses, maintenance costs, vehicle repairs and routine upkeep.
•Personal vehicle usage is permitted, with comprehensive personal miles reflected on the W2 statement.

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•While operating any vehicle under the auspices of Utz Quality Foods, you are expected to safe-guard and follow all policies and traffic laws accordingly.
•Company Provided Computer:
•Backed by live technical support and customer services to uphold your business needs.
•Company Provided Cell phone:
•Comprehensive of all expenditures and coverage.
•Company Travel Expenditures:
•Reimbursement of gross expenses pertaining to business travel such as, accommodations, travel fares, meals and entertainment.
Vacation
In 2017, you will be authorized three (3) weeks of paid vacation. Beginning January of 2018, you will be authorized three (3) weeks of paid vacation and will continue beyond while following the Utz vacation structure. Unique to Utz, our vacation benefits are compensated in advance in one lump sum disbursement, separate from your normal weekly pay. For you, this will begin in 2018. Essentially you will receive 55 paychecks in 2018 with 3 weeks’ pay forwarded to you around Mid-March 2018.
Seven paid holidays are also provided each year, one of which is a personal day. Contrary to the vacation compensation, holidays and personal days are compensated on the day of occurrence.
Health and Wellness Benefits
Other benefits that you will be eligible for after a 30 day waiting period include the option of choosing from three medical plans for health insurance coverage. These plans provide varying levels of benefits, proactively allowing all Associates an opportunity for coverage that is tailored to their needs. You may also waive health insurance coverage.
The contribution paid by you under our Flexible Benefits Plan (pretax dollars) varies based on the options that you decide best fits your needs. Highlights of our wellness package include a wellness credit for non-tobacco users, a prescription coverage plan, vision and dental coverage.
Other benefits include the Company furnished life insurance and the accidental death insurance at $50,000 each. You may purchase additional life insurance for yourself and your dependents at very attractive group rates with the premium payments made by payroll deduction.
As a Corporate Officer you are authorized up to 13 weeks or 65 paid sick days per year. Your long-term disability (LTD) insurance is part of the executive carve-out group. Your premiums for this program, (which is optional), are deducted after taxes are withheld. There is a waiting

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period of 30 days for this program and the premiums are strictly “salary based” and not “age” related.
Included is a complete summary of our benefits package to review in greater detail at your convenience; all of which will be covered in greater depth during orientation.
401(k) and Profit Sharing
There are dual features within our Profit Sharing/401(k) Plan. For both the Profit Sharing and the 401(k) you will be eligible to participate immediately from your date of hire.
If you choose not to enroll immediately, after 30 days, you will be automatically enrolled in the 401(k) plan; however, you may make a qualified roll-in to the 401(k) as soon as you are an employee if you choose to do so. With the 401(k) you may defer up to 50% of your salary in whole percentage increments; however, the 2017 basic maximum 401K contribution amount per year is set at $18,000 and catch up contributions (for those 50 years of age and older) allow a maximum of an additional $6,000. The Company match is 20% up to 6% of wages. The 401(k) has no vesting.
The Profit Sharing contribution is a discretionary contribution and the percentage is determined by the Board of Directors on a yearly basis. The Profit Sharing has historically been about 4.0% of your Gross Wages and is added to the Plan the middle of March following your eligibility. You must have worked at least 1,000 hours in the Plan year and be employed on the last day of the Plan year to be eligible for the contribution. The Profit Sharing has a 6-year graded vesting schedule. All 401(k) and Profit Sharing money has daily valuation and self-directed investing with Fidelity.
This letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, your will retain your rights as an at-will employee. Please indicate your acceptance of this opportunity by signing and returning this letter to me.
Mark, I am excited to extend to you this offer and look forward to you joining the Team at Utz Quality Foods. On behalf of all of our associates, we look forward to your positive response indicating your desire to take on this new role at Utz Quality Foods.
Sincerely,

George A. Neiderer, SPHR, SHRM-SCP
Vice President Human Resources
cc:    Dylan Lissette, Chief Executive Officer

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Exhibit 10.19
April 11, 2017
Mr. Mark Schreiber
Position: Chief Customer Officer

Accepted and Agreed:

Mark Schreiber                4-12-2017
Mark Schreiber (Print)            Date

/s/ Mark Schreiber
Mark Schreiber (Signature)

Respectfully Declined the Opportunity:

Mark Schreiber (Print)            Date

Mark Schreiber (Signature)

Please Note: Return signed agreement and release form through one of the following methods.
•Scan and Email to George A. Neiderer, Vice President Human Resources at gneiderer@utzsnacks.com
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•Mail to Utz Quality Foods, LLC. 900 High Street, Hanover, PA 17331, Attention: George A. Neiderer and mark “confidential”.

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